Exhibit (d)(a)(18)

Amendment and Novation

Reference is made to the Amended and Restated Investment Advisory Agreement (“Agreement”) between Pacific Select Fund (“PSF”) and Pacific Life Fund Advisors LLC (“PLFA”) made effective the 1st day of January, 2005, as amended to date.

WHEREAS, PSF is currently organized as a Massachusetts business trust;

WHEREAS, PSF will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each PSF series (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its PSF predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for PSF (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.	Section 3(a), titled Services of the Adviser – Direct Investment Management, is hereby deleted in its entirety and replaced with the following:

“The Adviser will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code. In managing the Series in accordance with this requirement, the Adviser shall be entitled to receive and act upon advice of counsel to the Fund or counsel to the Adviser.”

2.	Section 16(a), titled Applicable Law, is hereby deleted in its entirety and replaced with the following:

“This Agreement shall be governed by the laws of Delaware without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any claims, suits, actions or proceedings arising out of or in any way relating to this Agreement, and hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.” The parties hereto irrevocably agree and acknowledge that this Agreement does not create any third party beneficiaries, whether express or implied.

3.	The first sentence of Section 17, titled Fund Obligation, is hereby deleted in its entirety and replaced with the following:

“A copy of the Fund’s Agreement and Declaration of Trust, and any amendments thereto, is on file with the Secretary of the state of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Fund by a Trustee or officer of the Fund in his or her capacity as such and not individually.”

4.	All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

5.	PSF assigns all of its duties and obligations under the Agreement to Pacific Select Fund, a Delaware Statutory Trust.

6.	Pacific Select Fund, a Delaware statutory trust, assumes all duties and obligations of PSF under the Agreement.

7.	PLFA agrees to the above assignments and assumptions.

IN WITNESS WHEREOF, each of the parties listed below have caused this Amendment and Novation to be executed by their respective officers.

Acknowledged And Agreed To By:

Pacific Select Fund, a Massachusetts business trust

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Select Fund, a Delaware statutory trust

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Pacific Life Fund Advisors LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary